First Foundation Inc. (NASDAQ: FFWM) October 26, 2021

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS THIRD QUARTER 2021 RESULTS

●	Third quarter net income of $37.2 million and earnings per share of $0.83.
●	Total revenues of $89.9 million in third quarter 2021.

● ● ● ● ●
3Q21 Key Financial Data

Profitability Metrics	3Q21	2Q21	3Q20
Return on average assets (%)	1.88	1.4	1.79
Return on average common equity (%)	19.9	14.4	18.9
Return on tangible common equity (%) (a)	22.9	16.7	22.4
Net interest margin (%)	3.07	3.20	3.03
Efficiency ratio (%) (a)	41.9	47.3	40.1

Income Statement (b)	3Q21	2Q21	3Q20
Net interest income	$59,187	$57,910	$51,617
Noninterest income	$30,680	$14,035	$23,641
Net income attributable to common	$37,226	$26,054	$30,938
Diluted earnings per common share	$0.83	$0.58	$0.69
Dividends declared per common share	$0.09	$0.09	$0.07

Balance Sheet (b)	3Q21	2Q21	3Q20
Average total loans	$6,060,153	$5,780,494	$5,644,646
Average total deposits	$7,103,619	$6,683,371	$5,602,044
Net charge-off ratio	(0.01)%	0.01%	0.01%
Tangible book value per share (a)	$14.96	$14.27	$13.05
Tier 1 Leverage Ratio	8.68%	8.32%	8.21%

(a) See Non-GAAP Financial Measures
(b) Dollars in thousands, except per share data

●
Return on average assets of 1.88%.
●
Return on average tangible equity of 22.9%.
●
Tangible book value per share increased to $14.96, representing an 18.3% ROATCE YTD.
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Net interest margin of 3.07%; 18% growth in net interest income year-over-year.
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Deposit costs of 0.15%.
●
Securitized $419 million of multifamily loans, recognizing an $18.1 million gain.
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Efficiency ratio of 41.9%.

DALLAS, TX – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported net income of $37.2 million, including $0.4 million of merger related expenses, or $0.83 per diluted share, for the third quarter of 2021, compared to net income of $26.1 million, including $1.2 million of merger related expenses, or $0.58 per diluted share, for the second quarter of 2021.  Additionally, First Foundation Inc. announced today that its Board of Directors has approved the payment of a quarterly cash dividend of $0.09 per common share, payable on November 15, 2021 to common shareholders of record as of November 5, 2021.

Scott F. Kavanaugh CEO

“First Foundation delivered another quarter of strong results as highlighted by revenue of $90 million, net income of $37 million, and tangible book value of $14.96,” said Scott F. Kavanaugh, CEO of First Foundation Inc. “The investments we have made in the company’s future have us positioned well as we expand into business-friendly states like Florida and Texas, and continue to build our presence in our existing, attractive markets. We are seeing tremendous demand for our offerings. Whether it is lending, deposits, investments, wealth planning, or trust services, each of our solutions has contributed to this quarter’s strong financial performance. We remain committed to supporting our employees and the communities in which we work and live, particularly as we invest in making this a great place to work for our entire team. Looking ahead, we believe our people and our robust offerings set us apart from traditional banks in our ability to deliver meaningful, long-term results for our clients and our stakeholders.”

David DePillo President

“While our growth has been extraordinary, we have remained disciplined in our approach to becoming a premier regional bank with a diversified loan portfolio and solid base of core deposits,” said David DePillo, President of First Foundation Inc. “Our dedicated employees understand the importance of relationship banking and excellent client service. Our lending operation continues to originate high-quality loans, and even with seasonal cyclicality, year-to-date fundings saw a 52% increase as compared to last year. Our deposit levels remain strong with our loan-to-deposit ratio at 85% and the cost of new fundings continues to be favorable. We are very pleased at the results we generated this quarter and look forward to finishing the year strong.”

Investor contact: Kevin Thompson, kthompson@ff-inc.com | 949-202-4164 Media contact: Tyler Resh, tresh@ff-inc.com | 949-202-4131

FIRST FOUNDATION INC. THIRD QUARTER 2021 RESULTS

3Q21 Highlights
Financial Results:
●
Total revenues were $89.9 million in the quarter, an increase of 25% from the second quarter of 2021 and an increase of 19% from the third quarter of 2020.
●
Nonperforming assets (“NPAs”) to total assets remains low at 0.24%.
●
Return on average tangible equity of 22.9%.
●
Return on average assets of 1.88%.
●
Efficiency ratio of 41.9% for the quarter.
●
Total tangible shareholders’ equity of $673 million, tangible book value of $14.96 per share, an increase of 5% from the second quarter of 2021, and tangible common equity to tangible assets of 8.80%.
●
Net interest margin (“NIM”) of 3.07% for the quarter impacted by excess liquidity.
●
Advisory and Trust divisions achieved a combined pre-tax profit margin of 19% in the quarter.

Other Activity:
●
Completed securitization of $419 million of multifamily loans through Freddie Mac, recognizing an $18.1 million gain, inclusive of associated mortgage servicing rights of $2.7 million.
●
Acquisition of TGR Financial is anticipated to close in 4Q21 and core systems conversions in 2Q22.
●
Forbearances and deferrals decreased to 0.06% of total loans, to a total of $3.4 million, from 0.11% and $6.7 million in the prior quarter.
●
Earned $750 thousand of net PPP fee income in 3Q21; $1.2 million of fees from $51 million of loans remain.
●
Loan originations totaled $802 million for the quarter; C&I originations of $346 million, or 43% of the total. Excluding our securitization during the quarter, loans would have increased $219 million, or 3.6%, compared to the prior quarter.
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The allowance for credit losses for loans decreased by $1.2 million in the quarter to $21.0 million, down from $22.2 million in the prior quarter, as a result of lower loan balances.
●
Core deposits increased to 98% of total deposits from 90% the prior year, with 74% of core deposits attributed to commercial business deposits.
●
Cost of deposits decreased to 0.15% from 0.20% in the prior quarter.
●
Assets under management (“AUM”) at FFA increased to $5.43 billion, while trust assets under advisement (“AUA”) at FFB increased to $1.3 billion.

Spotlight / Year in Review

2021 Vision List – Outperforming Stock

Bank & Thrift Sm-All Stars Class of 2021

First Foundation Inc. (FFWM) made B Riley’s Vision List which is a list of the top-24 stocks across all industries selected by analysts to outperform the small-cap benchmark Russell 2000 Index in the current year. Each year analysts are tasked to identify a single, immutable pick to outperform based on a set of defined criteria.

The Sm-All Stars represent the top performing small-cap banks and thrifts in the country. This is the second time FFWM was one of 35 banks chosen. According to Piper Sandler, banks selected have superior performance metrics in growth, profitability, credit quality and capital strength.

Barron’s and CNBC Top 100 Independent Advisors

Industry Accolades

America's top independent financial advisors, as identified by Barron's. The CNBC FA 100 recognizes the advisory firms that top the list when it comes to offering a comprehensive planning and financial service that helps clients navigate through their complex financial life.

First Foundation was recognized as a Model Bank for Employee Enablement by Celent for developing an integrated back-end and front-end data warehouse and intranet designed to keep employees and data connected and in sync.

FIRST FOUNDATION INC. THIRD QUARTER 2021 RESULTS

Details

Loans

Loans decreased $201 million, or 3.3%, compared to the prior quarter, to $5.8 billion as of September 30, 2021, and increased $683 million, or 13.3%, compared to September 30, 2020.  New loan fundings in the third quarter of 2021 were $802 million, a decrease of $331 million, or 29.0%, from the second quarter of 2021 and an increase of $389 million, or 94.1%, from the third quarter of 2020. The reduction in loan fundings quarter over quarter was primarily due to a typical seasonal slowdown during the summer months as well as some fundings in our multifamily business that were extended until the fourth quarter.  Excluding our securitization during the quarter, loans would have increased $219 million, or 3.6%, compared to the prior quarter to $6.2 billion.  Contributing to loan originations during the quarter, our C&I division funded $346 million of new commercial loans during the third quarter of 2021, of which 52% were adjustable commercial revolving lines of credit. The remaining C&I originations were comprised of $77 million of commercial term loans, $40 million of public finance loans, $28 million of owner occupied commercial real estate loans, and $21 million of equipment finance leases.  We funded no additional PPP loans during the quarter. Loan balances during the third quarter of 2021 were also impacted by loan payoffs of $583 million, compared to payoffs of $613 million in the second quarter of 2021 and $383 million in the third quarter of 2020. The current pipeline remains very strong going into the fourth quarter.

Investment Securities

Investment securities increased $155.9 million, or 20.9%, from the prior quarter, to $901.7 million as of September 30, 2021, and increased $18.8 million, or 2.1%, compared to September 30, 2020. The increases in the balance of investment securities compared to the second quarter of 2021 and third quarter of 2020 were primarily driven by securities purchases in the third quarter of 2021.

The allowance for credit losses for investments increased by $1.0 million from the prior quarter, to $10.1 million as of September 30, 2021. The increase was a result of the lower interest rate environment and faster than expected prepayments that negatively impacted the projected cash flows on FFB’s interest-only strip securities.

Deposits and Borrowings

Deposits were $6.8 billion as of September 30, 2021, a decrease of $262 million, or 3.7%, compared to the prior quarter, and an increase of $1.4 billion, or 25.3%, compared to the third quarter of 2020. Deposit growth during the third quarter of 2021 compared to the third quarter of 2020 was primarily driven by an increase of $1.1 billion, or 58%, in non-interest bearing demand deposits, an increase of $548.7 million, or 138%, in interest bearing demand deposits, and an increase in money market and savings accounts of $368 million, largely attributable to our commercial deposit services division, and retail branches.  The increases in deposits were offset by a reduction in CDs of $641 million, primarily due to our intentional run-off of higher cost brokered deposits. Noninterest-bearing demand deposits measured 43.8% of total deposits as of September 30, 2021, compared to 46.1% of total deposits as of June 30, 2021, while core deposits decreased by $248 million compared to the linked quarter, and measured 98% of total deposits as of September 30, 2021 and June 30, 2021. Commercial business deposits were 74% of total core deposits as of September 30, 2021.

Our loan to deposit ratio measured 84.9% as of September 30, 2021, compared to 84.6% as of June 30, 2021 and 93.9% as of September 30, 2020.

FIRST FOUNDATION INC. THIRD QUARTER 2021 RESULTS

No Federal Home Loan Bank (FHLB) advances were outstanding as of September 30, 2021 and June 30, 2021, compared to $260 million as of September 30, 2020. Borrowings decreased compared to last year as cash provided by the increase in deposits, which exceeded the growth in our assets, was used to pay down our borrowings at FFB.

Private Wealth Management and Trust Assets

AUM at FFA increased by $109 million in the third quarter, to $5.4 billion, and was primarily the net result of $78 million of new accounts and $57 million of net additions. AUA at FFB’s Trust Department increased $56.2 million, to $1.3 billion, during the third quarter of 2021.  The Advisory and Trust divisions achieved a combined pre-tax profit margin of 19% in the quarter.

Net Interest Income

Net interest income was $59.2 million for the third quarter of 2021, compared to $57.9 million in the second quarter of 2021 and $51.6 million and third quarter of 2020.  Interest income from loans increased 1.4% to $56.8 million for the third quarter of 2021 compared to $56.0 million in the second quarter in 2021, and increased 2.8% compared to $55.2 million for the third quarter of 2020, driven primarily by higher average loan balances. Interest income from investment securities and interest-earning cash was $5.2 million for the third quarter of 2021, compared to $5.4 million for the second quarter of 2021, and $6.5 million in the third quarter of 2020, driven primarily by a decrease in average investment securities balances.

Interest expense decreased 19.8% to $2.8 million for the third quarter of 2021, compared to $3.5 million for the second quarter of 2021, and decreased 72.2% compared to $10.1 million for the third quarter of 2020. The decreases in interest expense were driven primarily by 18.7% and 65.5% decreases in interest expense on deposits compared to the second quarter of 2021 and third quarter of 2020, respectively. The decreases in interest expense on deposits were due to eight and 57 basis point decreases in average rates on interest-bearing deposits in the same respective periods, that were partially offset by higher average balances of deposits.

Net Interest Margin

Net interest margin was 3.07% in the third quarter of 2021, as compared 3.20% in the second quarter of 2021, and 3.03% in the third quarter of 2020. The NIM decreased in the linked quarter due primarily to lower average loan portfolio yields and higher average cash and cash equivalent balances in the quarter.  The year to year quarterly change in NIM reflects the current low interest rate environment, which positively impacted our NIM, as our cost of funds have fallen faster than the yield on our earnings assets between these two periods.

Noninterest Income

Noninterest income increased 118.6% to $30.7 million in the third quarter of 2021, compared to $14.0 million in the second quarter of 2021. In addition, noninterest income increased 29.8% compared to $23.6 million in the third quarter of 2020.

Noninterest income during the third quarter of 2021 was comprised primarily of $7.5 million of investment advisory fees from Wealth Management, $1.8 million of trust administrative and consulting fees, $18.1 million in gain on sale of loans, $2.7 million of loan and servicing fees, and $0.4 million of deposit account fees. Other income increased in the linked quarter and the third quarter in 2020, primarily due to the gain on sale of loans, partially offset by a $0.8 million valuation allowance on mortgage servicing rights as a result of changes in the interest rate environment and prepayment speeds. Income related to Wealth Management increased in the third quarter of 2021, when compared to the second quarter of 2021 and the third quarter of 2020, due primarily to higher levels

FIRST FOUNDATION INC. THIRD QUARTER 2021 RESULTS

of fees earned on AUM.  Loan and servicing fees in the third quarter of 2021 increased compared to the linked quarter and the third quarter in 2020 due to higher loan volume.

Noninterest Expense

Noninterest expense increased 7.8% to $38.4 million for the third quarter of 2021, compared to $35.6 million for the second quarter of 2021, and increased 25.5%, compared to $30.6 million for the third quarter of 2020. Compensation and benefits were $23.2 million in the third quarter of 2021, a $3.0 million increase compared to $20.2 million in the second quarter of 2021, due to a 5.3% increase in FTE in the linked quarter, higher commission accruals due to strong year-to-date production in wealth management and other divisions, and lower deferred expenses due to seasonally lower loan production. In addition, noninterest expense included $0.4 million of one-time merger related expenses during the quarter related to the TGR Financial acquisition.

Our efficiency ratio for the third quarter of 2021 was 41.9%, compared to 47.3% for the second quarter of 2021 and 40.1% in the third quarter of 2020.

Income Tax Expense

We recorded an income tax expense of $14.7 million in the third quarter of 2021, compared to an income tax expense of $10.2 million in the second quarter of 2021, and an income tax expense of $12.2 million in the third quarter of 2020. Our effective tax rate for the third quarter of 2021 was 28.3%, compared to 28.2% for the second quarter of 2021, and 28.2% for the third quarter of 2020.

Asset Quality

Total nonperforming assets were $18.7 million as of September 30, 2021, compared to $16.2 million as of June 30, 2021, and $20.6 million as of September 30, 2020. Our ratio of nonperforming assets to total assets was 0.24% as of September 30, 2021, compared to 0.20% as of June 30, 2021, and 0.32% as of September 30, 2020. Total delinquent loans were $4.3 million as of September 30, 2021, compared to $2.6 million as of June 30, 2021 and $5.3 million as of September 30, 2020.

Our allowance for credit losses for loans was $21.0 million, or 0.40% of total loans, as of September 30, 2021, compared to $22.3 million, or 0.40%, as of June 30, 2021 and $24.2 million, or 0.52%, as of September 30, 2020. The linked quarter decrease in the allowance for credit losses for loans was a result of lower loan balances related to securitization activity. Net recoveries during the third quarter of 2021 were $0.1 million, or (0.01)% of average loans annualized, compared to net charge-offs of $0.1 million, or 0.01% of average loans annualized, for the second quarter of 2021, and $0.1 million of net charge-offs, or 0.01% of average loans annualized, for the third quarter of 2020.

The ratio of the allowance for credit losses for loans to total nonperforming assets was 112.2% as of September 30, 2021, compared to 137.6% as of June 30, 2021 and 117.4% as of September 30, 2020.

FIRST FOUNDATION INC. THIRD QUARTER 2021 RESULTS

Earnings Call Info

The Company will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on October 26, 2021 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” https://investor.ff-inc.com/events-and-presentations/default.aspx.  The conference call can be accessed by telephone at (866) 342-8591 using conference ID FFWMQ321.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay.

About First Foundation

First Foundation Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. First Foundation is comprised of an extraordinary team of financial professionals united around a single cause: to enable growth-minded individuals and businesses to boldly live the life they imagined and preserve the legacy they have worked so hard to build. The financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients are more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial services and the products along with personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Services are offered through bank and/or wealth management branch offices in California, Texas, Nevada, and Hawaii. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and Twitter.

FIRST FOUNDATION INC. THIRD QUARTER 2021 RESULTS

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, our dividend policy, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring credit losses, which is an inherent risk of the banking business; the negative impacts and disruptions resulting from the COVID-19 pandemic on our colleagues, clients, the communities we serve and the domestic and global economy, which may have an adverse effect on our business, financial position and results of operations; the risk that we will not be able to continue our internal growth rate; the performance of loans currently on deferral following the expiration of the respective deferral periods; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with the Federal Reserve Board taking actions with respect to interest rates, which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

Further, statements about the potential effects of the proposed acquisition of TGR Financial on our business, financial results, and condition may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in the forward-looking statements due to factors and future developments which are uncertain, unpredictable and in many cases beyond our control, including the possibility that the proposed merger does not close when expected or at all because required regulatory, or other approvals, financial tests or other conditions to closing are not received or satisfied on a timely basis or at all; changes in our or TGR Financial's stock price before closing, including as a result of each company’s financial performance prior to closing or transaction-related uncertainty, or more generally due to broader stock market movements, and the performance of financial companies and peer group companies; the occurrence of any event, change or other circumstance that could give risk to the right of one or both of the parties to terminate the merger agreement; the risk that the benefits from the proposed merger may not be fully realized or may take longer to realize than expected or be more costly to achieve, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which we and TGR Financial operate; our ability to promptly and effectively integrate the companies’ businesses; reputational risks and the reaction of the companies' customers, employees and counterparties to the proposed merger; diversion of management time on merger-related issues; lower than expected revenues, credit quality deterioration or a reduction in real estate values or a reduction in net earnings; and that the COVID-19 pandemic, including uncertainty and volatility in financial, commodities and other markets, and disruptions to banking and other financial activity, could harm our or TGR Financial's business, financial

FIRST FOUNDATION INC. THIRD QUARTER 2021 RESULTS

position and results of operations, and could adversely affect the timing and anticipated benefits of the proposed merger.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our 2020 Annual Report on Form 10-K for the fiscal year ended December 31, 2020 that we filed with the SEC on February 26, 2021, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contacts
Investors	Media
Kevin L. Thompson EVP, Chief Financial Officer 949-202-4164 kthompson@ff-inc.com	Tyler J. Resh SVP, Director of Marketing and Strategy 949-202-4131 tresh@ff-inc.com

FIRST FOUNDATION INC. THIRD QUARTER 2021 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)	September 30,	June 30,	September 30,
	2021	2021	2020
ASSETS

Cash and cash equivalents	$783,376	$969,646	$282,983
Securities available-for-sale ("AFS")	901,746	745,850	890,981
Allowance for credit losses - investments	(10,098)	(9,116)	(8,049)
Net securities	891,648	736,734	882,932

Loans held for sale	501,433	498,319	512,598

Loans held for investment	5,308,959	5,512,888	4,615,323
Allowance for credit losses - loans	(20,985)	(22,272)	(24,183)
Net loans	5,287,974	5,490,616	4,591,140

Investment in FHLB stock	17,250	17,250	17,250
Deferred taxes	11,247	9,618	7,157
Premises and equipment, net	8,091	8,183	8,265
Goodwill and intangibles	94,083	94,454	95,735
Other assets	139,961	114,314	83,878
Total Assets	$7,735,063	$7,939,134	$6,481,938

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$6,844,978	$7,106,802	$5,463,813
Borrowings	12,500	20,000	269,000
Accounts payable and other liabilities	110,754	78,314	71,189
Total Liabilities	6,968,232	7,205,116	5,804,002

Shareholders’ Equity:
Common Stock	45	45	45
Additional paid-in-capital	436,835	435,201	433,263
Retained earnings	321,184	287,997	228,396
Accumulated other comprehensive income (loss)	8,767	10,775	16,232
Total Shareholders’ Equity	766,831	734,018	677,936
Total Liabilities and Shareholders’ Equity	$7,735,063	$7,939,134	$6,481,938

FIRST FOUNDATION INC. THIRD QUARTER 2021 RESULTS

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
(in thousands, except share and	September 30,	June 30,	September 30,	September 30,
per share amounts)	2021	2021	2020	2021	2020
Interest income:
Loans	$56,781	$55,979	$55,231	$166,291	$165,249
Securities	4,606	4,927	6,107	14,739	19,643
Cash, FHLB Stock, and Fed Funds	602	497	353	1,500	1,069
Total interest income	61,989	61,403	61,691	182,530	185,961

Interest expense:
Deposits	2,753	3,387	7,988	10,763	33,548
Borrowings	49	106	2,086	441	7,481
Total interest expense	2,802	3,493	10,074	11,204	41,029

Net interest income	59,187	57,910	51,617	171,326	144,932

Provision for credit losses	(417)	44	1,548	(13)	6,979

Net interest income after provision for credit losses	59,604	57,866	50,069	171,339	137,953

Noninterest income:
Asset management, consulting and other fees	9,313	8,748	7,368	26,410	21,863
Gain on sale of loans	18,135	3,324	15,140	21,459	15,140
Other income	3,232	1,963	1,133	8,754	6,282
Total noninterest income	30,680	14,035	23,641	56,623	43,285

Noninterest expense:
Compensation and benefits	23,241	20,203	17,914	64,970	56,059
Occupancy and depreciation	6,427	5,710	6,052	18,297	17,419
Professional services and marketing costs	2,700	3,907	2,077	8,729	5,880
Customer service costs	2,512	2,353	1,723	6,635	5,717
Other expenses	3,514	3,444	2,829	9,891	9,329
Total noninterest expense	38,394	35,617	30,595	108,522	94,404

Income before taxes on income	51,890	36,284	43,115	119,440	86,834
Taxes on income	14,664	10,230	12,177	33,805	24,831
Net income	$37,226	$26,054	$30,938	$85,635	$62,003

Net income per share:
Basic	$0.83	$0.58	$0.69	$1.91	$1.39
Diluted	$0.83	$0.58	$0.69	$1.90	$1.38
Shares used in computation:
Basic	44,819,743	44,792,358	44,625,668	44,773,683	44,638,634
Diluted	45,002,937	45,101,958	44,885,776	44,977,863	44,883,612

FIRST FOUNDATION INC. THIRD QUARTER 2021 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
(in thousands, except share and per share amounts	September 30,	June 30,	September 30,	September 30,
and percentages)	2021	2021	2020	2021	2020
Selected Financial Data:
Return on average assets	1.88%	1.40%	1.79%	1.52%	1.24%
Return on average equity	19.9%	14.4%	18.9%	15.7%	13.0%
Return on average tangible equity (1)	22.9%	16.7%	22.2%	18.3%	15.3%
Efficiency ratio (2)	41.9%	47.3%	40.1%	46.4%	49.4%
Net interest margin	3.07%	3.20%	3.03%	3.14%	2.97%
Cost of deposits	0.15%	0.20%	0.57%	0.22%	0.85%
Loan to deposit ratio	84.9%	84.6%	93.9%	84.9%	93.9%
Noninterest income as a % of total revenues	34.1%	19.5%	31.4%	24.8%	23.0%
Loan originations	$801,963	$1,132,664	$413,962	$2,699,924	$1,778,220
Assets under management	5,428,737	5,319,862	4,524,061	5,428,737	4,524,061
Tangible common equity to tangible assets (1)	8.80%	8.15%	9.12%	8.80%	9.12%
Book value per share	$17.06	$16.38	$15.19	$17.06	$15.19
Tangible book value per share	14.96	14.27	13.05	14.96	13.05

Asset Quality:
Nonperforming assets
Nonaccrual loans	$18,706	$16,187	$20,592	$18,706	$20,592
Total nonperforming loans	$18,706	$16,187	$20,592	$18,706	$20,592

Loans 30 - 89 days past due	$4,290	$2,630	$2,852	$4,290	$2,852
Accruing loans 90 days or more past due	—	—	2,403	—	2,403

Nonperforming assets to total assets	0.24%	0.20%	0.32%	0.24%	0.32%
Loans 30 - 89 days past due to total loans	0.08%	0.05%	0.06%	0.08%	0.06%
Allowance for credit losses to loans held for investment	0.40%	0.40%	0.52%	0.40%	0.52%
Allowance for credit losses to nonaccrual loans	112.2%	137.6%	117.4%	112.2%	117.4%
Net charge-offs (recoveries) to average loans - annualized	(0.01)%	0.01%	0.01%	(0.01)%	0.01%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

FIRST FOUNDATION INC. THIRD QUARTER 2021 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2021	2021	2020	2021	2020
Banking:
Interest income	$61,989	$61,403	$61,691	$182,530	$185,961
Interest expense	2,753	3,387	10,024	10,988	40,899
Net interest income	59,236	58,016	51,667	171,542	145,062
Provision for credit losses	(417)	44	1,548	(13)	6,979
Noninterest income	23,202	7,199	17,976	35,710	26,270
Noninterest expense	31,488	28,868	24,949	88,935	76,235
Income before taxes on income	$51,367	$36,303	$43,146	$118,330	$88,118

Wealth Management:
Noninterest income	$7,857	$7,240	$6,020	$22,020	$18,139
Noninterest expense	6,338	5,372	5,166	17,441	16,735
Income before taxes on income	$1,519	$1,868	$854	$4,579	$1,404

Other and Eliminations:
Interest income	$—	$—	$—	$—	$—
Interest expense	49	106	50	216	130
Net interest income	(49)	(106)	(50)	(216)	(130)
Noninterest income	(379)	(404)	(355)	(1,107)	(1,124)
Noninterest expense	568	1,377	480	2,146	1,434
Income before taxes on income	$(996)	$(1,887)	$(885)	$(3,469)	$(2,688)

FIRST FOUNDATION INC. THIRD QUARTER 2021 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(in thousands)	2021	2021	2021	2020	2020
Loans:
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$2,518,151	$2,814,446	$2,425,182	$2,247,542	$2,084,175
Single Family	818,968	812,728	844,532	806,014	818,436
Subtotal	3,337,119	3,627,174	3,269,714	3,053,556	2,902,611
Commercial properties	669,912	665,166	701,920	747,807	770,964
Land and construction	63,706	56,603	57,227	55,832	57,722
Total real estate loans	4,070,737	4,348,943	4,028,861	3,857,195	3,731,297
Commercial and industrial loans	1,217,078	1,142,766	1,063,937	918,676	858,744
Consumer loans	9,468	9,645	14,243	18,888	18,399
Total loans	5,297,283	5,501,354	5,107,041	4,794,759	4,608,440
Deferred fees and expenses	11,676	11,534	10,165	9,040	6,883
Total	$5,308,959	$5,512,888	$5,117,206	$4,803,799	$4,615,323

Loans held for sale	$501,433	$498,319	$513,054	$505,404	$512,598

Deposits:
Demand deposits:
Noninterest-bearing	$2,995,570	$3,276,901	$2,182,714	$1,655,847	$1,890,028
Interest-bearing	945,654	896,224	1,012,448	871,289	396,938
Money market and savings	2,290,380	2,256,952	2,284,994	2,407,401	1,922,264
Certificates of deposits	613,374	676,725	765,665	978,896	1,254,583
Total	$6,844,978	$7,106,802	$6,245,821	$5,913,433	$5,463,813

FIRST FOUNDATION INC. THIRD QUARTER 2021 RESULTS

CONSOLIDATED LOAN FUNDING AND YIELDS

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2021	2021	2020	2021	2020
Loan Funding Balances:
Loans secured by real estate:
Residential properties:
Multifamily	$356,589	$727,566	$192,990	$1,404,444	$949,152
Single family	78,794	65,300	51,799	182,723	139,020
Subtotal	435,383	792,866	244,789	1,587,167	1,088,172
Commercial properties:
Non-owner occupied CRE	13,035	31	30	13,066	43
Owner-occupied CRE	25,350	9,581	15,996	43,861	27,383
Subtotal	38,385	9,612	16,026	56,927	27,426
Land and construction	7,443	1,186	4,752	11,162	16,139
Total real estate loans	481,211	803,664	265,567	1,655,256	1,131,737
Commercial and industrial loans	320,749	326,402	145,438	1,041,749	641,274
Consumer loans	121	2,529	2,192	2,919	4,463
Total	$802,081	$1,132,595	$413,197	$2,699,924	$1,777,474

Loan Funding Yields:
Loans secured by real estate:
Residential properties:
Multifamily	3.33%	3.24%	3.71%	3.28%	3.66%
Single family	3.31%	3.28%	3.65%	3.29%	3.80%
Subtotal	3.32%	3.24%	3.69%	3.28%	3.67%
Commercial properties:
Non-owner occupied CRE	4.17%	4.13%	4.15%	4.17%	4.42%
Owner-occupied CRE	3.74%	4.17%	4.48%	3.84%	4.44%
Subtotal	3.88%	4.17%	4.48%	3.91%	4.44%
Land and construction	5.00%	5.73%	5.25%	5.24%	5.19%
Total real estate loans	3.39%	3.26%	3.77%	3.32%	3.71%
Commercial and industrial loans	3.56%	3.57%	3.64%	3.48%	3.15%
Consumer loans	3.29%	3.94%	4.49%	3.97%	4.21%
Total	3.46%	3.35%	3.73%	3.38%	3.51%

FIRST FOUNDATION INC. THIRD QUARTER 2021 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2021	2021	2020	2021	2020
Average Balances:
Cash, FHLB Stock, and Fed Funds	$924,232	$727,053	$329,311	$789,323	$182,558
Securities	715,505	741,967	840,593	743,018	919,712
Loans	6,060,153	5,780,494	5,644,646	5,743,942	5,401,754
Total interest-earnings assets	7,699,890	7,249,514	6,814,550	7,276,283	6,504,024
Deposits: interest-bearing	3,976,057	3,932,358	3,769,335	4,026,743	3,755,796
Deposits: noninterest-bearing	3,127,562	2,751,013	1,832,709	2,607,488	1,514,954
Borrowings	5,393	12,980	698,860	74,084	730,763

Average Yield / Rate:
Cash, FHLB Stock, and Fed Funds	0.26%	0.27%	0.43%	0.25%	0.78%
Securities	2.58%	2.66%	2.91%	2.64%	2.85%
Loans	3.74%	3.88%	3.91%	3.86%	4.08%
Total interest-earnings assets	3.22%	3.39%	3.62%	3.35%	3.81%
Deposits (interest-bearing only)	0.27%	0.35%	0.84%	0.36%	1.19%
Deposits (noninterest and interest-bearing)	0.15%	0.20%	0.57%	0.22%	0.85%
Borrowings	3.38%	3.26%	1.19%	0.79%	1.37%
Total interest-bearing liabilities	0.28%	0.35%	0.90%	0.37%	1.22%

Net Interest Rate Spread	2.95%	3.04%	2.72%	2.98%	2.59%

Net Interest Margin	3.07%	3.20%	3.03%	3.14%	2.97%

FIRST FOUNDATION INC. THIRD QUARTER 2021 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. THIRD QUARTER 2021 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY (ROATCE)

(unaudited)

Return on average tangible common equity was calculated by excluding core deposit intangible amortization expense and the associated tax adjustment from net income and excluding average goodwill and intangibles assets from the average shareholders’ equity during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average equity to the non-GAAP measure of return on average tangible common equity:

	For the Quarter Ended						For the Nine Months Ended
	September 30,		June 30,		September 30,		September 30,
(in thousands, except percentages)	2021		2021		2020		2021		2020
Average shareholders' equity	$748,156		$724,233		$653,151		$725,879		$636,688
Less: Average goodwill and intangible assets	94,268		94,655		95,957		94,669		96,439
Average tangible common equity	$653,888		$629,578		$557,194		$631,210		$540,249

Net Income	$37,226		$26,054		$30,938		$85,635		$62,003
Plus: Amortization of intangible assets expense	372		410		445		1,214		1,456
Less: Tax effect on amortization of intangible assets expense	108		119		129		352		423
Net Income available to common shareholders	$37,490		$26,345		$31,254		$86,497		$63,036

Return on Average Equity(1)	19.9%	%	14.4%	%	18.9%	%	15.7%	%	13.0%	%
Return on Average Tangible Common Equity(2)	22.9%	%	16.7%	%	22.4%	%	18.3%	%	15.6%	%
Tax rate utilized for calculating tax effect on amortization of intangible assets expense	29.0%		29.0%		29.0%		29.0%		29.0%

(1)	Annualized net income divided by average shareholders’ equity.
(2)	Annualized adjusted net income available to common shareholders divided by average tangible common equity.

FIRST FOUNDATION INC. THIRD QUARTER 2021 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of noninterest expense, less amortization of intangible assets expense and merger related costs, to the sum of net interest income before allowance for credit losses and total noninterest income, less net gain (loss) from the sale of other real estate owned and net gain (loss) from the sale of securities.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2021	2021	2020	2021	2020
Total noninterest expense	$38,394	$35,617	$30,595	$108,522	$94,404
Less: Amortization of intangible assets expense	372	410	445	1,214	1,456
Less: Merger related costs	384	1,166	-	1,550	-
Adjusted Noninterest expense	$37,638	$34,041	$30,150	$105,758	$92,948

Net interest income	$59,187	$57,910	$51,617	$171,326	$144,932
Plus: Total noninterest income	30,680	14,035	23,641	56,623	43,285
Adjusted Revenue	$89,867	$71,945	$75,258	$227,949	$188,217

Efficiency Ratio	41.9%	47.3%	40.1%	46.4%	49.4%

FIRST FOUNDATION INC. THIRD QUARTER 2021 RESULTS

NON-GAAP TANGIBLE COMMON EQUITY RATIO & TANGIBLE BOOK VALUE PER SHARE

(unaudited)

Tangible common equity ratio and tangible book value per share are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible common equity ratio is calculated by taking tangible common equity which is shareholders’ equity excluding the balance of goodwill and intangible assets and dividing by tangible assets which is total assets excluding the balance of goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible common equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.

The table below provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity ratio and the GAAP measure of book value per share to the non-GAAP measure of tangible book value per share:

	September 30,	June 30,	September 30,
(in thousands, except per share amounts)	2021	2021	2020
Shareholders' equity	$766,831	$734,018	$677,936
Less: Goodwill and intangible assets	94,083	94,454	95,735
Tangible Common Equity	$672,748	$639,564	$582,201

Total assets	$7,735,063	$7,939,134	$6,481,938
Less: Goodwill and intangible assets	94,083	94,454	95,735
Tangible assets	$7,640,980	$7,844,680	$6,386,203

Equity to Asset Ratio	9.91%	9.25%	10.46%
Tangible Common Equity Ratio	8.80%	8.15%	9.12%

Book value per share	$17.06	$16.38	$15.19
Tangible book value per share	14.96	14.27	13.05
Basic common shares outstanding	44,955,139	44,819,743	44,626,324